First Financial Bancorp


                             P R E S S  R E L E A S E

    For Immediate Release                                          June 22, 2001


    Contact Person:
    Leon Zimmerman
    President and CEO
    (209) 367-2000


           First Financial Bancorp Announces Shareholders Rights Plan


     Lodi, Calif. (Business Wire)--June 22, 2001 - The Board of Directors of First Financial Bancorp (OTCBB: FLLC) announced today that it has adopted a Shareholder Rights Plan and declared a dividend distribution of one Right for each outstanding share of the Company's common stock. The plan is designed to discourage takeovers that involve abusive tactics or do not provide fair value to shareholders. The record date for the distribution is July 6, 2001.

     Each Preferred Share Purchase Right will entitle shareholders to buy one one-hundredth of a share of the Company's Series A Participating Preferred Stock at an exercise price of $47.50. Each one one-hundredth of a share of such Preferred Stock is intended to be the economic equivalent of one share of the Company's common stock. After a person or group acquires 10% or more of the outstanding common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 10% or more of the outstanding common stock, the Rights will become exercisable by persons other than the acquiring person, unless the Board of Directors has approved the transaction in advance. Prior to the acquisition by a person or group of 10% or more of the outstanding common stock, the Rights are redeemable for $0.001 per Right at the option of the Board of Directors. The Rights will expire on May 31, 2011.

     Leon Zimmerman, President and Chief Executive Officer, stated that, "The adoption of the Shareholder Rights Plan is part of an ongoing effort by the Board to protect and maximize the value of the shareholders' investment in the Company and to give them the optimum opportunity to participate in the long-term value of the Company. After several months of consideration, the Board determined that adopting the Shareholder Rights Plan is an effective and reasonable method to safeguard the interests of our shareholders. We are focused on building value for our shareholders, and our intent is to continue our strategy. The purpose of the


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Shareholder Rights Plan is to enable the Company to continue moving forward with these plans without being subject to the distraction caused by tactics which may not maximize value for all of our shareholders."

     First Financial Bancorp is the parent of Bank of Lodi, N.A., a locally owned community bank formed in 1982. Bank of Lodi, N.A. offers financial services via the web at www.bankoflodi.com, telephone banking at 888-265-8577 or at any one of its eight branches located in the communities of Lodi, Woodbridge, Lockeford, Galt, Plymouth, San Andreas, Elk Grove, and Folsom. Bank of Lodi also offers investment services through its affiliation with Investment Centers of America.

     This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe", "expect", "intend", "anticipate", "estimate", "project", or similar expressions. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, potential future credit experience, perceived opportunities in the market, and statements regarding the Company's mission and vision. The Company's actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements due to a wide range of factors which are set forth in our annual report on Form 10-K on file with the SEC.




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